AMENDMENT TO

MANAGEMENT AGREEMENT

This Amendment, effective as of March 1, 2024, is to the Management Agreement (the “Agreement”) effective as of July 31, 2020, by and between LEGG MASON ETF INVESTMENT TRUST, a Maryland statutory trust (the “Trust”), on behalf of CLEARBRIDGE DIVIDEND STRATEGY ESG ETF (the “Fund”), a series of the Trust, and FRANKLIN TEMPLETON FUND ADVISER, LLC (formerly named Legg Mason Partners Fund Advisor, LLC), a Delaware limited liability company (the “Manager”).

WITNESSETH:

WHEREAS, both the Manager and the Trust wish to replace Schedule A of the Agreement with Exhibit A noted below; and

WHEREAS, the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust, approved this Amendment at a meeting called for such purpose on February 29, 2024.

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree that Schedule A of the Agreement is removed and replaced with Exhibit A.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on March 1, 2024.

LEGG MASON ETF INVESTMENT TRUST on behalf of

CLEARBRIDGE DIVIDEND STRATEGY ESG ETF

By:	/s/ Patrick O’Connor
Name:	Patrick O’Connor
Title:	President and Chief Executive Officer-Investment Management

FRANKLIN TEMPLETON FUND ADVISER, LLC

By:	/s/ Jane E. Trust
Name:	Jane Trust
Title:	President

Exhibit A

Schedule A

ClearBridge Dividend Strategy ESG ETF

Date:

March 1, 2024

Fee:

0.47% of average daily net assets